Exhibit 16.1

Tel: 714-957-3200	3200 Bristol Street, 4th Floor
Fax: 714-957-1080	Costa Mesa, CA 92626
www.bdo.com
April 6, 2011
Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549
We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on April 5, 2011, to be filed by Comarco, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.
Very truly yours,